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                                                                    Exhibit 99.2
                                                   [LOGO]

NEWS FROM:                                   CONTACT: Sharon Walters
                                                 Mikohn Gaming Corporation
                                                      702-896-3890

MIKOHN GAMING CORPORATION (NASDAQ: MIKN)
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    John M. Garner Named Chief Financial Officer of Mikohn Gaming Corporation
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LAS VEGAS, NV, AUGUST 13, 2002 - Mikohn Gaming Corporation (NASDAQ-MIKN) today announced that effective immediately John M. Garner, 43, has been named Executive Vice President, Chief Financial Officer and Treasurer, replacing Don
W. Stevens, who has served in that capacity since 1996 and is retiring.

     Mr. Garner brings to Mikohn Gaming extensive gaming industry experience. In his new capacity, Mr. Garner, a Certified Public Accountant, will be responsible for managing all financial and treasury functions, bank and financial community relationships and internal and industry analysis to support the Company's goals for growth and profitability.

     Prior to joining Mikohn, Mr. Garner held senior level financial positions with Paul-Son Gaming Corporation, Alliance Gaming Corporation and Bally Gaming, Inc., following 6 years in public accounting.

          Commenting on the appointment, Russ McMeekin, President and Chief Operating Officer said; "John is an integral member of our executive team and is driving our strategic initiatives to reduce costs and return this company to profitability".

          John Garner commented; "I am excited by the opportunity and look forward to working with the other members of the management team as we move forward."

     Mikohn is a diversified supplier to the casino gaming industry worldwide, specializing in the development of innovative products with recurring revenue potential. Mikohn develops, manufactures and markets an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The company is also a leader in exciting visual displays and progressive jackpot technology for casinos worldwide. There is a Mikohn product in virtually every casino in the world. For further information, visit the company's website: www.mikohn.com.


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Safe Harbor Statements under The Private Securities Litigation Reform Act of
1995: Except for historical information, statements in this release regarding the business outlook for Mikohn Gaming Corporation (the Company) are forward looking and are subject to certain risks and uncertainties including the overall industry environment, customer acceptance of the Company's new products, delay in the introduction of new products, the further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company's, debt service obligations and other factors indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.